Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 11

(To Prospectus Dated April 20, 2023)

Garrett Motion Inc.

203,166,024 Shares of Common Stock

This prospectus supplement no. 11 supplements the prospectus dated April 20, 2023 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to 203,166,024 shares of our common stock, par value $0.001 per share (the “Common Stock”), including 165,485,821 shares of our Common Stock issued upon conversion of our Series A Cumulative Convertible Preferred Stock, par value $0.001 per share.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on August 2, 2023.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 2, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2023

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16 Rolle, Switzerland	1180
(Address of Principal Executive Offices)	(Zip Code)

+41 21 695 30 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 31, 2023, Progress Software Corporation (the “Vendor”), a vendor to Garrett Motion, Inc. (“we” or the “Company”), disclosed a previously unknown vulnerability in the Vendor’s MOVEit file transfer software (“MOVEit”) that could enable malicious actors to gain unauthorized access to sensitive files and information. MOVEit is used by thousands of organizations for secure data file transfers and is now the subject of a widely reported cybersecurity event impacting numerous organizations and governmental agencies around the world (the “Vendor Incident”). The Company uses MOVEit for certain secure file transfers supporting its business.

Once the Vendor communicated the vulnerability and provided a patch to all its customers, including Garrett, the Company implemented it immediately. On July 28, 2023, however, the Company became aware that as a result of the Vendor Incident and prior to the Vendor providing a patch, an unauthorized party had gained access to certain data of the Company, as well as certain of its employees and customers. The Company immediately launched an investigation in partnership with third-party cybersecurity experts and notified law enforcement. There has been no interruption to the Company’s systems, services or business operations.

As the result of the Company’s investigations to date, the Company currently believes that the Vendor Incident will have no material adverse effect on its business, operations or financial results. The Company continues to work diligently to investigate the Vendor Incident and its impact on the Company, its business, operations and financial results, including to assess the data that may have been affected. The Company is complying with its legal obligations regarding the incident, including making any appropriate and legally required notifications to employees and customers.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that refer to the Company’s estimated or anticipated results, other non-historical facts or future events and include, but are not limited to, statements regarding the actual or potential impacts of the MOVEit vulnerability and the Vendor Incident on the Company’s business, operations or financial results. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, our actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in our filings with the Securities and Exchange Commission, including but not limited to those discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not undertake any obligation to update or revise the forward-looking statements or any other information in this Current Report on Form 8-K, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

Date: August 2, 2023	By:	/s/ Jerome P. Maironi
Jerome P. Maironi
Senior Vice President, General Counsel and Corporate Secretary